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                                                     news

FRB | WEBER SHANDWICK
      FINANCIAL COMMUNICATIONS


FOR FURTHER INFORMATION:

AT THE COMPANY:                      AT FRB|WEBER SHANDWICK
--------------                       -----------------------
Bob Ende                             WORLDWIDE:
Senior Vice President of Finance     ----------
COMFORCE Corporation                 General Info:  Marilynn Meek (212) 445-8451
(516) 437-3300                       Investor Info: Susan Garland (212) 445-8458
bende@comforce.com


FOR IMMEDIATE RELEASE
August 7, 2003

           COMFORCE CORPORATION ANNOUNCES SECOND QUARTER 2003 RESULTS

Woodbury, NY - August 7, 2003 - COMFORCE Corporation (AMEX: CFS), a leading provider of high-tech professional staffing, consulting and outsourcing services, today reported results for its second quarter ended June 29, 2003. Revenues for the quarter were $91.9 million, down 4.9% from $96.7 million for the same quarter last year. Revenues continue to be impacted by moderate corporate spending, particularly in sales to Telecom and Information Technology customers in the Staff Augmentation segment. In addition, service revenues in the Financial Outsourcing Services segment were also lower as the Company's customers continued to be impacted by the soft economy. This decline was partially offset by the continued strong performance of PRO Unlimited, which had a 9.4% increase in revenues over the second quarter of 2002.

     Gross profit for the second quarter of 2003 was $15.6 million, or 16.9% of revenues, compared to $18.0 million, or 18.7% of revenues in the second quarter of 2002. Operating income for the second quarter was $2.0 million, compared to $3.1 million for the same quarter last year. As a percentage of revenues, operating income was 2.1% in the second quarter of 2003, compared to 3.2% in the second quarter of 2002. The lower operating profit was the result of lower Company revenues and a lower gross margin percentage due primarily to PRO Unlimited representing a higher percentage of Company revenue, partially offset by lower selling, general and administrative expenses.

     During the second quarter, the Company reported a gain on debt extinguishment of $983,000 which related to the repurchase of 12% Senior Notes.

     Interest expense was $3.7 million for the second quarter of 2003, compared to $4.0 million for the second quarter of 2002. The decrease was due to lower borrowing levels, lower market interest rates and the previously announced retirement of the Company's 15% PIK debentures. During the second quarter the Company wrote off approximately $431,000 of deferred financing costs relating to its previous credit facility. In June, the Company announced that it had entered into a four year $75 million revolving credit agreement agented by PNC Business Credit.


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         There was a loss before tax of $(924,000) in the second quarter of
2003, compared to a loss before tax of $(785,000) in the same quarter last year. The Company recognized a tax provision of $573,000 in the second quarter of 2003, compared to a tax provision of $153,000 in the second quarter of 2002. The Company recorded a net loss of $(1.5) million, or $(0.10) per basic and diluted share in the second quarter of 2003, compared to a net loss of $(938,000), or $(0.06) per basic and diluted share in the prior year's second quarter.

SIX MONTH RESULTS

         COMFORCE reported revenues of $179.7 million for the first six months of 2003, a decrease of 6.7% from revenues of $192.6 million for the first six months of 2002. Revenues continue to be impacted by moderate corporate spending particularly in sales to Telecom and Information Technology customers in the Staff Augmentation segment. In addition, service revenues in the Financial Outsourcing Services segment were also lower as the Company's customers continued to be impacted by the soft economy. This decline was partially offset by the continued strong performance of PRO Unlimited, which had a 9.8% increase in revenues.

         Operating income was $4.9 million in the first half of 2003, compared to $5.5 million for the first six months of 2002. Included in operating income for the first quarter of 2003 was a $1.6 million insurance recovery related to a non-cash charge for uncollectable funding and service fees receivable of $2.4 million, which was recorded in the fourth quarter of 2001.

         As a result of the Company's repurchase of 12% Senior Notes in the second quarter of 2003 and the Company's exchange and repurchase of 15% PIK Debentures in the first quarter of 2003, the Company recognized a gain on debt extinguishment of $8.8 million in first six months of 2003. Including the cumulative effect of a change in accounting principle, COMFORCE reported a net loss of $(54.7) million in the first half of 2002.

         The Company recorded net income of $2.7 million, or $0.15 per basic and $0.10 per diluted share for the first six months of 2003, compared to a net loss, excluding the cumulative effect of a change in accounting principle, of $(1.9) million, or $(0.12) per basic and diluted shared for the same period last year. The Company reported lower net income per diluted share for the six months ended June 29, 2003, principally as a result of the 8% notes and preferred stock that the Company has issued in exchange for 15% PIK Debentures it has retired, which new debt and equity instruments are convertible into common stock.

COMMENTS FROM MANAGEMENT

         John Fanning, Chairman and Chief Executive Officer of COMFORCE commented, "Staffing Industry analysts have indicated that they believe that a meaningful upturn in the economy has yet to materialize and as a result there continues to be a lack in demand for staffing services. We believe this to be the case and as a result certain areas of our business continue to be affected, particularly in our Staff Augmentation segment. However, we are extremely pleased with the progress of PRO Unlimited. This business segment continues to post impressive results and we remain


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confident that it will continue to do well. We are also confident that our overall business will do well over the longer term.

         "During the quarter we were pleased to arrange a $75 million revolving credit agreement through PNC Business Credit which replaced our previous credit facility that was due to expire in August 2004.

         "Visibility for near term improvement remains cloudy, however we are confident that COMFORCE is in excellent condition to capitalize on improving business conditions as they occur. We continue to be cost conscious to make sure that our costs remain in line with our revenue, while at the same time investing in our business to ensure future growth."

COMFORCE Corporation will hold an investor conference call to discuss the Company's financial and operational results at 2:00 p.m. Eastern Time on August 7, 2003. Investors will have the opportunity to listen to the conference call through the Internet through StreetEvents at www.streetevents.com. To listen to the live call, please go to the web site at least 15 minutes before the start of the call. For those who cannot listen to the live broadcast, a replay will be available beginning approximately one hour after the call and continuing for 90 days at the above web site. We expressly disclaim any responsibility for updating the information in the broadcast during the period it remains available for reply.

About COMFORCE

COMFORCE Corporation provides specialty staffing, consulting and outsourcing services primarily to Fortune 500 companies. The Company operates in three businesses segments - Staff Augmentation, Human Capital Management Services and Financial Outsourcing Services. The Staff Augmentation segment provides Healthcare Support Services, including Travel Nurses Unlimited and Nurse Staffing Services, Information Technology (IT), Telecom, Technical Services and Other Staffing Services. The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited subsidiary. The Financial Outsourcing Services segment provides payroll, funding and outsourcing services to independent consulting and staffing companies. COMFORCE has forty-six (46) offices nationwide.

          To view the Company's web page visit http://www.comforce.com

Various statements made in this release concerning the Company's expectations are forward looking statements. The Company may be unable to realize its objectives due to various important factors, including, but not limited to: a continuation of the current recessionary environment, particularly in the aircraft manufacturing, telecom, information technology and other sectors served by the Company, may result in a reduced demand for contingent personnel and create heightened competition for customers that could negatively impact margins; the Company's significant leverage may leave it with a diminished ability to obtain additional financing for working capital, capital expenditures or acquisitions, for retiring higher interest rate debt or for otherwise improving the

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Company's competitiveness and capital structure or expanding its operations; and
the recent effectiveness of new accounting rules will heighten the standards under which the Company must evaluate annually the retention of goodwill on its books and create a greater likelihood that the Company will be required to write-off goodwill in future periods (in addition to the write-offs of $74.0 million in 2002), which could have a material adverse impact on its financial condition and results of operations. Additional important factors are described under "Forward Looking Statements" in Part II, Item 7 of the Company's 10-K for the year ended December 29, 2002 and under "Risk Factors" in the S-8 of the Company filed with the SEC on April 24, 2003 (Registration No. 333-104730).
These disclosures may be accessed through the SEC's web site at "www.sec.gov" and will be forwarded free of charge upon request made to Linda Annicelli, VP of Administration, at COMFORCE Corporation, 415 Crossways Park Drive, P.O. Box
9006, Woodbury, New York 11797, telephone 516-437-3300.

                            -Financial Tables Follow-

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                     COMFORCE CORPORATION AND SUBSIDIARIES


                     Consolidated Statements of Operations
                    (in thousands, except per share amounts)
                                  (unaudited)


                                                    Three Months Ended                        Six Months Ended
                                                  June 29,        June 30,              June 29,           June 30,
                                                    2003            2002                 2003                2002
                                                 ----------     -----------           -----------        -----------
Revenue:
  Net sales of services                          $   91,915     $    96,662           $   179,684        $   192,580
                                                 ----------     -----------           -----------        -----------
Costs and expenses:
  Cost of services                                   76,341          78,630               148,781            157,397
  Selling, general and administrative expenses       12,533          13,840                23,875             27,680
  Depreciation and amortization                       1,068           1,092                 2,117              1,981
                                                 ----------     -----------           -----------        -----------
     Total costs and expenses                        89,942          93,562               174,773            187,058
                                                 ----------     -----------           -----------        -----------
Operating income                                      1,973           3,100                 4,911              5,522
                                                 ----------     -----------           -----------        -----------
Other income (expense):
  Interest expense                                   (3,720)         (4,043)               (7,411)            (8,040)
  Write-off of deferred financing costs                (431)             --                  (431)                --
  Gain on debt extinguishment                           983              --                 8,774                 --
  Other income, net                                     271             158                   645                163
                                                 ----------     -----------           -----------        -----------
                                                     (2,897)         (3,885)                1,577             (7,877)
Income (loss before tax and cumulative effect
  of a change in accounting principle                  (924)           (785)                6,488             (2,355)
Provision (benefit) for income taxes                    573             153                 3,800               (429)
                                                 ----------     -----------           -----------        -----------
     Income (loss) before a cumulative effect
        of a change in accounting principle          (1,497)           (938)                2,688             (1,926)
                                                 ----------     -----------           -----------        -----------
Cumulative effect of a change in accounting
  principle - goodwill impairment, net
  of tax benefit of $2,200                               --              --                    --            (52,800)
                                                 ----------     -----------           -----------        -----------
     Net Income (loss)                           $   (1,497)    $      (938)          $     2,688        $   (54,726)
                                                 ----------     -----------           -----------        -----------
Dividends on preferred stock                            115              --                   165                 --
                                                 ----------     -----------           -----------        -----------
     Income (loss) available to common
        stockholders                             $   (1,612)    $      (938)          $     2,523        $   (54,726)
                                                 ==========     ===========           ===========        ===========
Basic income (loss) per common share:
  Income (loss) before a cumulative effect
     of a change in accounting principle         $    (0.10)    $     (0.06)          $      0.15        $     (0.12)
  Cumulative effect of a change in accounting
     principle - goodwill impairment                     --              --                    --              (3.17)
                                                 ----------     -----------           -----------        -----------
  Net income (loss)                              $    (0.10)    $     (0.06)          $      0.15        $     (3.29)
                                                 ==========     ===========           ===========        ===========
Diluted income (loss) per common share:
  Income (loss) before a cumulative effect
     of a change in accounting principle         $    (0.10)    $     (0.06)          $      0.10        $     (0.12)
  Cumulative effect of a change in accounting
     principle - goodwill impairment                     --              --                    --              (3.17)
                                                 ----------     -----------           -----------        -----------
  Net income (loss)                              $    (0.10)    $     (0.06)          $      0.10        $     (3.29)
                                                 ==========     ===========           ===========        ===========

Weighted average common shares outstanding,
     basic                                           16,659          16,659                16,659             16,659
                                                 ==========     ===========           ===========        ===========
Weighted average common shares outstanding,
     diluted                                         16,659          16,659                27,716             16,659
                                                 ----------     -----------           -----------        -----------

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                     COMFORCE CORPORATION AND SUBSIDIARIES

                          Consolidated Balance Sheets
               (in thousands, except share and per share amounts)

                                                                                June 29,              December 29,
                                     Assets                                       2003                    2002
                                                                                --------                --------
Current assets:
   Cash and cash equivalents                                                    $  4,298                   6,378
   Accounts receivable, net                                                       46,684                  45,244
   Funding and service fees receivable, net                                       21,098                  28,365
   Prepaid expenses and other current assets                                       5,629                   6,391
   Deferred income taxes, net                                                      1,858                   1,858
                                                                                --------                --------
      Total current assets                                                        79,567                  88,236

Property and equipment, net                                                       10,021                  11,612
Intangible assets, net                                                               165                     198
Goodwill, net                                                                     60,242                  60,242
Deferred income taxes, net                                                         2,523                   2,576
                                                                                --------                --------
      Total assets                                                              $152,518                 162,864
                                                                                ========                ========
                        Liabilities and Stockholders' Deficit

Current liabilities:
   Accounts payable                                                             $  2,062                   2,957
   Accrued expenses                                                               37,355                  37,893
                                                                                --------                --------
      Total current liabilities                                                   39,417                  40,850

Long-term debt                                                                   126,881                 142,779
Deferred income taxes, net                                                           161                     161
Other liabilities                                                                    212                     315
                                                                                --------                --------
      Total liabilities                                                          166,671                 184,105
                                                                                --------                --------

Commitments and contingencies

Stockholders' deficit:
   Common stock, $.01 par value; 100,000,000 shares authorized,
    16,659,369 and 16,659,360 shares issued and outstanding at
    June 29, 2003 and December 29, 2002, respectively                                167                     167
   Preferred stock                                                                 4,304                       -
   Additional paid-in capital                                                     49,588                  49,588
   Accumulated other comprehensive income (loss)                                      49                     (47)
   Accumulated deficit                                                           (68,261)                (70,949)
                                                                                --------                --------
      Total stockholders' deficit                                                (14,153)                (21,241)
                                                                                --------                --------
      Total liabilities and stockholders' deficit                               $152,518                 162,864
                                                                                ========                ========
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